UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 7, 2021

SERITAGE GROWTH PROPERTIES
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-37420	38-3976287
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Fifth Avenue, Suite 1530 New York, New York	10110
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (212) 355-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A common shares of beneficial interest, par value $0.01 per share	SRG	New York Stock Exchange
7.00% Series A cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share	SRG-PA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2021, Seritage Growth Properties (the “Company”) announced that Ms. Andrea Olshan has been appointed Chief Executive Officer and President of the Company and will join the Company’s Board of Trustees, each effective as of a mutually agreeable date on or before March 16, 2021. In connection with Ms. Olshan’s appointment, the Company and its wholly owned subsidiary, Seritage Growth Properties, L.P. (the “Operating Partnership” and together with the Company, “Seritage”) entered into an employment agreement with Ms. Andrea Olshan (the “Olshan Employment Agreement”), dated February 7, 2021.

Ms. Olshan, age 40, is joining Seritage from Olshan Properties, a privately-held real estate firm specializing in the development, acquisition, and management of commercial real estate, where she has served as Chief Executive Officer since 2012.  Prior to serving as Chief Executive Officer, Ms. Olshan served as the Chief Operating Officer of Olshan Properties, and was responsible for the entire operating business, portfolio, and joint ventures, including the company’s accounting, construction, capital markets, investments, human resources, and legal departments.  Ms. Olshan previously served on the board of directors of Olshan Properties, and will continue to do so as its Chairman.  Ms. Olshan is also a director nominee to serve as a director and chair of the Audit Committee of a special purpose acquisition company.  Ms. Olshan previously served on the board of directors of Morgans Hotel Group from 2013 through 2016, serving on both its Compensation Committee and Audit Committee. Ms. Olshan is actively involved in numerous civic and social service organizations.  She is a trustee of the Horace Mann School and a Vice Chair of the board of directors of 92Y.  Ms. Olshan graduated magna cum laude from Harvard University, and received her MBA from Columbia Business School.

Ms. Olshan has no family relationships with any director or executive officer of Seritage and, other than as disclosed in the following sentence, there are no transactions in which Ms. Olshan has an interest requiring disclosure under Item 404(a) of Regulation S-K. The Company pays approximately $190,000 annually in common charges to a mall, 50% of which is indirectly owned by Ms. Olshan’s father through an entity he controls.

The key terms of the Olshan Employment Agreement are generally described below. This description is meant to be a summary and not a full description of all of the terms of the Olshan Employment Agreement, which are incorporated herein by reference. A copy of the Olshan Employment Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

The Olshan Employment Agreement shall be effective for an initial three-year term, beginning no later than March 16, 2021, which term is subject to automatic one-year renewals. The terms of the Olshan Employee Agreement provide Ms. Olshan with (a) an annual base salary of $1,000,000; (b) an annual target cash bonus of 140% of base salary, with payout ranging between 50% and 200% of base salary, depending on the level of achievement of the established performance goals, and a guaranteed annual bonus in respect of calendar year 2021 of $1,000,000; (c) a sign-on incentive equity award, with a total value determined by dividing $4,000,000 by the volume-weighted average price of a share of Seritage’s common stock for the 10 trading days immediately preceding the date of the execution of the Olshan Employment Agreement, 40% of which is in the form of time-based restricted stock units that will vest in four substantially equal installments on the date of grant and each of the next three anniversaries of the date of grant, and 60% of which is in the form of performance-based restricted stock units, which will vest following a three-year performance period based on the achievement of performance goals to be determined by the Compensation Committee in consultation with Ms. Olshan; (d) an annual equity award, beginning in 2022, with an aggregate target value equal to $2,000,000 at the time of grant, of which 40% will consist of time-based restricted stock units that vest ratably on the first three anniversaries of the date of grant and 60% will consist of performance-based restricted stock units; (e) eligibility to participate in all retirement, health and welfare programs of Seritage on a basis no less favorable than other senior executives of Seritage, pursuant to the terms of the applicable plans; and (f) eligibility for no less than four (4) weeks of paid vacation, pursuant to Seritage’s paid time-off policy.  Each of the sign-on and annual equity awards may vest prior to their applicable vesting dates in connection with certain termination of employment events, as described below. In the event of a Change in Control of Seritage (as defined in the Olshan Employment Agreement), if the successor entity does not assume, convert or replace the awards with equivalent awards of publicly traded equity, the annual equity awards will fully vest (based on actual performance to date for the performance-vested awards).

In the event of a termination of Ms. Olshan’s employment due to death or disability, pursuant to the terms of the Olshan Employment Agreement, Ms. Olshan is entitled to: (a) a prorated annual bonus for the year of termination, calculated based on target performance through the date of termination and (b) full vesting of the sign-on and annual equity awards; provided that performance for any outstanding performance-based equity awards will be based on target performance through the date of termination.

In the event of a termination of Ms. Olshan’s employment by Seritage without Cause or her resignation for Good Reason (as such terms are defined in the Olshan Employment Agreement), in either case prior to a Change in Control of Seritage, subject to the execution of an irrevocable general release of claims, Ms. Olshan is entitled to (a) a prorated annual bonus for the year of termination, based on actual performance through the date of termination; (b) severance in an amount equal to two (2) times the sum of Ms. Olshan’s then-current base salary plus the annual bonus in respect of the year of such termination, calculated at target, payable over 24 months; (c) 18 months of welfare benefits continuation including subsidized COBRA coverage; (d) full vesting of any outstanding sign-on equity awards (with “target” performance deemed to have been achieved for the performance-based sign-on restricted stock units) and time-based annual equity awards; and (e) prorated vesting of any outstanding performance-based annual equity awards (with “target” performance deemed to have been achieved) and (f) 12 months of outplacement services. However, if such termination occurs within 90 days preceding the consummation of a Change in Control, and the achievement of actual performance would result in a higher number of performance-based restricted stock units vesting than were determined to have vested based on “target” performance in connection with her termination, Ms. Olshan will receive a cash payment equal to the difference between such amounts, using the fair market value of a share of Seritage’s common stock on the date of such Change in Control.

In the event that such termination event occurs on or during the 12 months following a Change in Control of Seritage, subject to the execution of an irrevocable general release of claims, Ms. Olshan is entitled to the same benefits as described above, except that (x) the prorated annual bonus is measured based on performance through the date of the Change in Control of Seritage; (y) the cash severance multiplier for salary continuation is three (3) and such amount is paid in a lump sum; and (z) all outstanding annual equity awards vest in full, with any performance-based restricted stock units vesting based on actual performance. In the event that payments or benefits owed to Ms. Olshan constitute “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”)) and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Ms. Olshan receiving a higher net after-tax amount than she would have received absent such reduction.

Ms. Olshan is subject to a perpetual confidentiality covenant and, during her employment with Seritage and for 12 months immediately thereafter, a non-solicitation covenant. For the 12 month period immediately following her termination of employment, Ms. Olshan is also subject to a non-competition covenant which prohibits her from rendering services to certain Seritage competitors specified in the Olshan Employment Agreement. In addition, in certain circumstances, including if it is discovered that Ms. Olshan engaged in certain conduct that would have constituted Cause under the Olshan Employment Agreement, the salary continuation and COBRA subsidy that Ms. Olshan was receiving will terminate and Ms. Olshan will be required to reimburse Seritage for salary continuation payments previously paid (or, following a change in control, for the lump-sum cash severance payment).

Item 8.01.	Other Events.

On February 9, 2021, the Company issued a press release announcing Ms. Olshan’s appointment as the Company’s Chief Executive Officer and President. A copy of the press release is filed as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Employment Agreement, dated February 7, 2021, among Seritage Growth Properties, Seritage Growth Properties, L.P. and Andrea Olshan

99.1	Press release dated February 9, 2021

104	Cover Page Interactive Data File (embedded within Inline XBRL document)

* Certain appendices and an exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The Company will furnish supplementally a copy of such attachments to the Securities and Exchange Commission or its staff upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERITAGE GROWTH PROPERTIES

By:	/s/ Matthew Fernand
Matthew Fernand
Executive Vice President, General Counsel & Secretary

Date: February 9, 2021